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                                                             EXHIBIT 10(viii)(d)


                              BORDEN CHEMICAL, INC.

                         1996 MANAGEMENT INCENTIVE PLAN

Each participant will have a target incentive opportunity, stated as a percentage of salary. Awards at, above, or below target can be earned based on performance, using the following approach:

- Performance on earnings from operations relative to budget will determine the participant's preliminary award. This preliminary award can range down to zero and up to 200% of the individual's target award. Earnings will be measured before interest and taxes, with depreciation and amortization added back ("EBITDA"). EBITDA will be measured at the company level, with each participant's award based on results at the most relevant level(s).

- Once the preliminary awards are determined, they can be adjusted by up to + or - 20% based on performance on each of two types of measures. The first adjustment factor is assets relative to budget. The second adjustment factor is the individual's performance on non-financial measures of strategic importance. If the preliminary award is at the maximum of 200% of target and the maximum adjustment is earned on both adjustment factors, then the award will be 280% of target (200% + [40% x 200%]).

DETERMINING PRELIMINARY INCENTIVE AWARDS BASED ON EBITDA
--------------------------------------------------------

The primary basis for determining awards will be EBITDA relative to budget. EBITDA is earnings from operations before interest and taxes, plus depreciation and amortization. This measure of earnings reflects how we do in running our business on a day to day basis, since it excludes financing and tax considerations.

The following procedures will be followed in measuring EBITDA:

- Negative EBITDA budgets will be treated on an absolute basis (i.e., if the budget is to lose $100, the losing $90 would be treated as a 10% improvement).

- Special situations, such as a provision for the sale or closing of a plant or business, may be proposed for exclusion.

- The treatment of foreign exchange for computing business unit results will vary by location. Where business is conducted exclusively or primarily in local currency, the plan exchange rate will be used when measuring results. In all other cases, where business is done primarily in U.S. dollars or in multiple currencies or the inflation rate is high, the actual exchange rate will be used in computing results.


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-        Accounting policy changes dictated by the U.S. Securities and Exchange
         Commission (SEC), the U.S. Financial Accounting Standards Board (FASB) or the Borden, Inc. Chief Financial Officer.

The relationship between incentive awards relative to target and EBITDA relative to budget will vary depending on the size of the EBITDA budget. For business units with EBITDA budgets at or above $10 million, the relationship shown as follows will be used:

  PERCENT OF EBITDA                   PERCENT OF TARGET
   BUDGET ACHIEVED                      AWARD EARNED
90% of EBITDA budget                 50% of Target Award
100% of EBITDA budget                100% of Target Award
110% of EBITDA budget                200% of Target Award

-        The target award is paid for meeting budget.

-        No award is paid for achieving less than 90% of budget.

-        50% of the target award is paid for achieving 90% of budget.

-        Maximum award of 200% of target is paid for achieving 110% of budget.

- Increased or decreased award percentages are used for EBITDA results between 90% and 100%, and between 100% and 110%, based on interpolation of the above table.

For business units with annual budgeted EBITDA below $10 million, the following table will be used:

    ACTUAL EBITDA                     PERCENT OF TARGET
 DEVIATION FROM BUDGET                   AWARD EARNED
-$1.0 million                        50% of Target Award
EBITDA Budget                        100% of Target Award
+1.0 million                         200% of Target Award

-        The target award is paid for meeting budget.

-        No award is paid for achieving less than $1.0 million below budget.


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-        50% of the target award is paid for achieving EBITDA that is $1.0 million below budget.

- Maximum award of 200% of target is paid for an increase of $1.0 million above budget.

- Increased or decreased award percentages are used for EBITDA results between these levels and budget, are interpolated based on the above table.

You can determine which of the two tables applies to you by checking the Budget EBITDA listed under Incentive Measurements on the Participant Summary attached to this information.

As an example of how the preliminary award determination would work, assume that a participant has a salary of $70,000, and an annual bonus target of 20%. His business unit has an EBITDA budget above $10 million, and the actual EBITDA is 105% of budget:

                Salary                                      $70,000
                Annual Incentive Target                     20%, or $14,000
                EBITDA as % of Budget                       105%
                % Award Earned                              150%
                Preliminary Award                           $21,000

ADJUSTING PRELIMINARY AWARDS BASED ON ASSET MANAGEMENT
------------------------------------------------------

Once awards based on EBITDA have been determined, they will be subject to adjustments based on two types of measures. The first is asset management, where actual assets will be compared to budgeted assets.

Assets will be defined as follows: total assets (fixed assets net of depreciation plus current assets) minus intangibles (goodwill and other), minus cash, and minus current liabilities (except for income taxes, drafts payable, and debt).

Additional procedures for measuring assets include:

- Assets will be computed on a 13-month average, from December 1995 through December 1996.

- An asset will be removed from the fixed asset base when production has ceased and it is determined that it is ready for sale.

- Foreign exchange translations will be handled on the same basis as EBITDA in each location.

If actual assets are at the budgeted level, then the preliminary award determined based on EBITDA will not be affected. However, if assets deviate from budget, the EBITDA-based award will be adjusted, by up to + or - 20%, depending on the magnitude of the deviation from the


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assets budget. For business units with budgeted assets of $5 million or more, the following relationship will be used to determine the adjustment:

-        No Adjustment if assets are at budget.

- EBITDA-based award increases by 2% for every 1% that assets fall below budget, up to +20% for assets that are 10% or more below budget.

- EBITDA-based award decreases by 2% for every 1% that assets exceed budget, down to - 20% for assets that are 10% or more above budget.

For business units with budgeted assets below $5 million, the following relationship will be used:

-        No adjustment if assets are at budget.

- EBITDA-based award increases by up to 20% when assets fall below budget by $500,000 or more. This means that every $25,000 decrease in assets results in a 1% increase in the award until the maximum of +20% is achieved.

- EBITDA-based award decreases by up to 20% when assets exceed budget by $500,000 or more. This means that every $25,000 increase in assets results in a 1% decrease in the award until the maximum of -20% is achieved.

For the example used above, the participant's preliminary award based on EBITDA was $21,000. Assume that the participant's business unit has budgeted assets above $5 million, and that actual assets are 4% below budget. This means that the EBITDA-based award would be adjusted upward by 8%, or $1,680 ($21,000 x 8%).

For those participants whose awards are based partially on their own business unit's results and partially on the results of the company, the asset adjustment for each unit will be applied to the EBITDA results for that unit to determine each component of the award.

ADJUSTING PRELIMINARY AWARDS BASED ON CRITICAL MEASUREMENT
----------------------------------------------------------

The second type of adjustment factor is based on the participant's performance on critical measurements. Unlike EBITDA and asset management, which are measured at the company and business unit levels, critical measurement results are measured separately for each participant. However, the critical measurements will be consistent and mutually supportive for those within a unit.

Each participant will set goals on two to four critical measures that are expected to contribute to


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the sustained future success of the company and that can be measured objectively. Examples of critical measurement categories include (but are not limited to):

-        Market Share
-        Number or type of customers
-        Quality
-        Customer satisfaction
-        New product introductions
-        Sale of assets at an attractive price
-        Health and safety improvements
-        New sales/promotion tracking system
-        New financial control system
-        Improved distribution system


The process for setting goals on the critical measures will start with the Chief Executive Officer and his direct reports. These goals will provide a framework for all participants to develop critical measures that support key company and business unit strategic initiatives.

At the end of the year, performance on each of the critical measures will be evaluated by the participant's manager, who will determine the impact on the incentive award. While the goals will have objective indicators of success, there will also be managerial judgment regarding the degree to which the strategic positioning of the company was improved, neutral, or harmed during the year. The process for determining awards will work as follows:

- Each of the critical measures will be weighted in determining the adjustment, which in total can range up to a maximum of + or - 20%.

- The weighting of each of the critical measures is to be approved by the participant's manager.

The critical measurement assessment will start with the Chief Executive Officer and his direct reports. Critical measures for successive levels of participants will be expected to be generally consistent with those of the top executives, with allowance for a range of individual outcomes within a unit.

For the example we have been using, the participant's preliminary award based on EBITDA was $21,000, and he received a +8% adjustment of $1,680 based on assets. Assuming he receives a +10% ($21,000 x 10%=$2,100) adjustment based on performance on the critical measures, then his total award for the year would be:

EBITDA                                      $ 21,000
Asset Adjustment                            $  1,680
Critical Measurements                       $  2,100
                                            --------
                  Total                     $ 24,780
                                            ========

Since the individual's target award was $14,000, this would represent 177% of target.

For those participants whose awards are based partially on their own business unit's results and partially on the results of the company, the critical measurement will be applied to the sum of the


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EBITDA-based awards for the applicable business units.

The process for establishing and assessing the critical measures and goals is outlined on the following page.

If you have any questions concerning this incentive program, contact your manager or your Human Resource Manager.